UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LECG CORPORATION
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LECG Corporation

80 Lancaster Avenue

Devon, Pennsylvania 19333

October 22, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of LECG Corporation (“LECG”).  The meeting will be held on December 2, 2010 at 2 p.m. local time at LECG’s corporate offices located at 80 Lancaster Avenue, Devon, Pennsylvania 19333.  The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

Today, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and Annual Report over the Internet and vote online.  As in prior years, this distribution process will expedite stockholders’ receipt of our proxy materials, lower our cost of distribution and reduce our environmental impact.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement more fully describe the formal business to be conducted at the meeting.  Our 2009 Annual Report is also provided for your information.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.  You may vote your shares via a toll-free telephone number or over the Internet, as described in the accompanying materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided.  Instructions regarding all three methods of voting are provided in the Proxy Statement and the accompanying proxy card.

We look forward to seeing you at the annual meeting.

On behalf of our board of directors, thank you for your continued support.

Sincerely,

Steve M. Samek Chief Executive Officer

The accompanying proxy statement is dated October 22, 2010 and is first being mailed to the stockholders of LECG on or about October 22, 2010.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 2, 2010

To Our Stockholders:

We are pleased to invite you to attend the 2010 Annual Meeting of Stockholders of LECG Corporation (“LECG”), which will be held on December 2, 2010, at 2 p.m. local time, at LECG’s corporate offices located at 80 Lancaster Avenue, Devon, Pennsylvania 19333, for the following purposes:

1.                                       To elect five nominees to the LECG board of directors, each to hold office until the earliest of LECG’s 2011 annual meeting of stockholders, his or her removal, or his or her resignation.

2.                                       To ratify the appointment of J.H. Cohn LLP as LECG’s independent registered public accounting firm for 2010.

3.                                       To transact such other business as may properly come before the annual meeting.

Please refer to the accompanying Proxy Statement with respect to the business to be transacted at the meeting.  Our board of directors recommends that you vote (1) “FOR” the election of each of the nominees for director as proposed in the Proxy Statement, and (2) “FOR” the ratification of the appointment by our audit committee of J.H. Cohn LLP as our independent registered public accounting firm for 2010.

Our board of directors has fixed the close of business on October 8, 2010 as the record date for the determination of the stockholders who are entitled to receive notice of, and to vote at, the meeting or at any adjournment or postponement of the annual meeting.  A complete list of the names of LECG’s stockholders of record will be available at the annual meeting and for 10 days prior to the annual meeting for any purpose germane to the annual meeting during regular business hours at 80 Lancaster Avenue, Devon, Pennsylvania 19333.

Only holders of record of LECG common stock at the close of business on the record date are entitled to vote at the annual meeting.

By order of the board of directors,

Yuri Rozenfeld General Counsel and Secretary

Devon, Pennsylvania

October 22, 2010

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the annual meeting in person, we urge you to submit your proxy as promptly as possible (1) through the internet, (2) by telephone or (3) by marking, signing and dating a paper proxy card and returning it in the postage-paid envelope provided.  You may revoke your proxy at any time before the annual meeting.  If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

ADDITIONAL INFORMATION

The accompanying proxy statement provides a detailed description of the matters to be considered at the annual meeting.  We urge you to read the accompanying proxy statement, including the documents delivered along with the proxy statement.  If you have any questions concerning meeting matters or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares, please contact LECG at the address below.  You will not be charged for any documents you request.

LECG Corporation

80 Lancaster Avenue

Devon, Pennsylvania 19333

Attention: Corporate Secretary

(610) 254-0700

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2010:  A complete set of proxy materials relating to our annual meeting is available on the internet.  These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://lecg.client.shareholder.com/annual-proxy.cfm.

In order to receive timely delivery of the hardcopy sets of the proxy materials in advance of the annual meeting of stockholders, you must request the information no later than November 18, 2010.

THE LECG ANNUAL MEETING

Date, Time and Place

The annual meeting of stockholders will be held on December 2, 2010, at 2:00 p.m. local time, at LECG’s corporate offices located at 80 Lancaster Avenue, Devon, Pennsylvania 19333.  This proxy statement and the related proxy card are first being sent to our stockholders on or about October 22, 2010.

Purpose of the Annual Meeting

At the annual meeting, we will ask our stockholders to consider and vote upon the following proposals: (1) to elect to the LECG board of directors each of the nominees for director named in this proxy statement; and (2) to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for 2010.

LECG’s board of directors recommends that you vote (1) “FOR” the election of the five directors identified in this proxy statement, and (2) “FOR” the ratification of the appointment of J.H. Cohn LLP as the company’s independent registered public accounting firm for the 2010 fiscal year.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the annual meeting.

Record Date, Voting and Quorum

Our board of directors fixed the close of business on October 8, 2010 as the record date for the determination of holders of outstanding shares of Common Stock and Series A Convertible Redeemable Preferred Stock entitled to notice of, and to vote on all matters presented at, the annual meeting.  Holders of Common Stock will be entitled to one vote for each share held on each matter submitted to a vote at the annual meeting.  Holders of shares of our Series A Convertible Redeemable Preferred Stock, each of which converts into one share of Common Stock, will be entitled to vote each share of Series A Convertible Redeemable Preferred Stock together with the Common Stock as a single class.  As of the record date, there were 38,215,579 shares of our Common Stock issued and outstanding, held by approximately 80 holders of record, and 6,313,131 shares of our Series A Convertible Redeemable Preferred Stock issued and outstanding, held by 2 holders of record.

The required quorum for the transaction of business at the annual meeting is the presence in person or by proxy of a majority of the shares of our Common Stock and Series A Convertible Redeemable Preferred Stock issued and outstanding on the record date.  Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the annual meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such proposal.  “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting.  A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote.

With respect to the proposal regarding the election of our directors, neither “broker non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” this proposal.

The proposal to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2010 requires the affirmative vote of the holders of a majority of the shares that are present in person or represented by proxy at the annual meeting, with a quorum present.  With respect to this proposal, abstentions will have the effect of a vote “AGAINST” those proposals and “broker non-votes” will have no effect on the outcome of the vote.

Voting

Stockholders may vote their shares:

•                  by attending the annual meeting and voting their shares of LECG common stock in person;

•                  by following the instructions for internet voting provided in the accompanying proxy materials;

•                  by using the telephone number provided in the accompanying proxy materials; or

•                  by completing a paper proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

Our board of directors is asking you to give your proxy to Steve M. Samek and Yuri Rozenfeld.  Giving your proxy to these individuals means that you authorize Messrs. Samek and Rozenfeld or either of them to vote your shares at the annual meeting in the manner you direct.  You may vote “FOR” or “AGAINST” the proposals or abstain from voting.  All valid proxies received prior to the annual meeting will be voted at the annual meeting.  All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

If no choice is indicated on the proxy, the shares will be voted (1) “FOR” the proposal to elect Alison Davis, Ruth M. Richardson, Michael E. Dunn, Christopher S. Gaffney, and Steve M. Samek to the board of directors for a one year term, until our 2011 annual meeting of stockholders and until their successors are elected and qualified, (2) “FOR” the proposal to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2010, and (3) in their discretion as to any other matter that may come before the annual meeting or any adjournment or postponement thereof.

Stockholders who hold their shares in “street name,” meaning in the name of a broker or other nominee who is the record holder, must either direct the broker or other record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the annual meeting.  Each such stockholder will receive instructions from such stockholder’s broker or other nominee who is the record holder that the stockholder must follow in order to have such stockholder’s shares voted.  If a bank, broker or other nominee holds the stockholder’s shares and the stockholder wishes to attend the meeting and vote in person, then the stockholder must obtain a “legal proxy” from the broker or other record holder of the shares giving such stockholder the right to vote the shares.

Stockholders who hold their shares in their own name as a holder of record may instruct the proxy holders how to vote their shares by completing and executing a proxy by means of any of the three voting methods described in these proxy materials (by telephone, over the internet, or by signing, dating and mailing a proxy card).  Of course, such stockholder may also choose to attend the meeting and vote such stockholder’s shares in person.  The proxy holders will vote such stockholder’s shares in accordance with such stockholder’s instructions on the completed proxy as submitted.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact LECG’s Corporate Secretary at 1-610-254-0700.

Voting via the Internet or by Telephone

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the internet or by telephone.  Many banks and brokerage firms participate in the Broadridge online and telephone program.  This program provides eligible stockholders the opportunity to vote via the internet or by telephone.  Voting forms will provide instructions for stockholders whose banks or brokerage firms participate in Broadridge’s online and telephone proxy voting program.

Registered stockholders may vote electronically through the internet or by telephone by following the instructions provided in the accompanying proxy materials.  A stockholder not wishing to vote electronically through the internet or by telephone should request a paper proxy card and then should complete and return the paper proxy card.  Signing and returning the proxy card or submitting a proxy via the internet or by telephone does not affect your right to vote in person at the annual meeting.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•                  delivering to our principal offices (Attention: Corporate Secretary) a written instrument that revokes the proxy;

•                  submitting another properly completed proxy with a later date; or

•                  attending the annual meeting, affirmatively revoking the proxy and voting in person.

Simply attending the annual meeting will not constitute revocation of your proxy.  If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the annual meeting.  As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the annual meeting which are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of shares of LECG outstanding stock as of the record date, their proxy holders and guests we may invite are permitted to attend the annual meeting.  If you wish to attend the annual meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the annual meeting.  For example, you could bring an account statement showing that you beneficially owned shares of LECG stock as of the record date as acceptable proof of ownership.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person.  These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses.  We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of our stock.  We may also retain a professional solicitor to assist in the solicitation of proxies for a fee of approximately $10,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement.  Under our bylaws, business transacted at the annual meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this proxy statement.  If other matters do properly come before the annual meeting, or at any adjournment of the annual meeting, we intend that shares of our outstanding stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies.  In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies to vote in accordance with their best judgment on procedural matters incident to the conduct of the annual meeting.

Whether or not you expect to attend the annual meeting in person, please promptly vote by telephone or via the internet by following the directions in the accompanying proxy materials or complete, date, sign and return the proxy card.  By voting by phone or the internet promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum is present at the annual meeting.  Stockholders who attend the annual meeting may revoke a prior proxy vote and vote their shares in person as set forth in this proxy statement.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and five of these directors are nominees for election at the 2010 Annual Meeting.

Garrett F. Bouton, the Chairman of our Board, is retiring from our board this year.  John G. Hayes, co-founder and Managing Partner of Great Hill Partners, LLC, was not re-nominated by our board of directors.  Messrs. Bouton and Hayes’s terms will expire effective on the date of the annual meeting and our board of directors expects to reduce the size of the board to five directors at that time.

At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date or until their respective successors are duly elected and qualified.

Nominees

The Corporate Governance Committee of our board of directors selected, and the board of directors approved, the following five nominees for election to the board of directors at the annual meeting: Alison Davis, Ruth M. Richardson, Michael E. Dunn, Christopher S. Gaffney, and Steve M. Samek. Each of these nominees currently serves on our board of directors and each is being nominated pursuant to the terms of the Governance Agreement effective as of March 10, 2010 among LECG, Great Hills Partners III, LP, and Great Hills Investors, LLC.

If elected, Ms. Davis, Ms. Richardson, and Messrs. Dunn, Gaffney and Samek will each serve as a director for a term ending at our annual meeting in 2011, or until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Ms. Davis, Ms. Richardson, and Messrs. Dunn, Gaffney and Samek. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for another nominee designated by our board of directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the five nominees receiving the highest number of votes will be elected to the board of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The board of directors recommends that stockholders vote “FOR” the election of Alison Davis, Ruth M. Richardson, Michael E. Dunn, Christopher S. Gaffney, and Steve M. Samek to the board of directors.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

The following table sets forth information regarding our director nominees as of October 8, 2010:

			Director
Name	Age	Position	Since
Alison Davis	48	Director	2007
Michael E. Dunn	46	Director	2009
Christopher S. Gaffney	47	Director	2009
Ruth M. Richardson	59	Director	2003
Steve M. Samek	57	Chief Executive Officer and Director	2009

There are no family relationships between any director, director nominee and executive officer.

The following biographies are furnished with respect to the nominees for election to the board of directors.

Ms. Davis has served on our board of directors since October 2007.  Ms. Davis is the former Managing Partner of Belvedere Capital Partners, a private equity firm focused on banking and financial services investments and has held that position between April 2004 and June 2010.  Ms. Davis currently serves as a director of several private companies, and is a former director of First Data Corporation (NYSE).  Before joining Belvedere Capital, Ms. Davis served as Chief Financial Officer and Global Management Committee member for Barclays Global Investors from June 2000 to March 2003.  From 1993 to 2000, she was a senior partner, practice leader, and North American Management Committee member with A.T. Kearney, Inc., and, from 1984 to 1993, she was a consultant with McKinsey & Company.  Ms. Davis holds a MBA from Stanford Graduate School of Business and a BA with honors and a Masters degree in economics from Cambridge University.  Ms. Davis serves on our Compensation Committee, Corporate Governance Committee and as Chairperson of our Audit Committee.  Our Corporate Governance Committee concluded that Ms. Davis should serve on the Board based on her skills, experience and qualifications in finance and the professional services sector, her general expertise in business and accounting and her financial literacy.

The Honorable Ruth Richardson has served on our board of directors since September 2003.  Ms. Richardson has been an international strategic and economic policy consultant since 1994.  From 1990 to 1993, Ms. Richardson served as New Zealand’s Minister of Finance.  Ms. Richardson was a member of the New Zealand Parliament from 1981 to 1994.  She currently serves as a chairperson and director of several private companies which undertake business on a global scale.  She is a director of Oyster Bay Malborough Vineyards Limited, a publicly listed company in New Zealand and is a former director of the Reserve Bank of New Zealand.  She has extensive, global experience in business and financial management, corporate governance, privatizations and public sector and social policy reforms.  She has lectured widely and has advised governments and governmental agencies throughout the world.  Ms. Richardson serves on our Audit and Compensation Committees and as Chairperson of our Corporate Governance Committee.  Our Corporate Governance Committee concluded that Ms. Richardson should serve on the Board based on her experience in high governmental office, international affairs and business, and her deep knowledge of our Company.

Mr. Dunn has served on our board of directors since December 2009.  Mr. Dunn is the Chairman and CEO of Prophet Brand Strategy, Inc., a brand consulting and marketing firm.  He served as Chief Executive Officer of that firm since January 2000, and as its President since June 1998.  From March 1994 to May 1998, Mr. Dunn served as the President and Chief Executive Officer of Context Integration, a systems integrator.  Mr. Dunn received a BA in Economics from Haverford College and an MBA/ MA in Business and Asian Studies from the University of California at Berkeley.  Mr. Dunn serves on our Audit Committee and our Compensation Committee.  Our Corporate Governance Committee concluded that Mr. Dunn should serve on the Board based on his experience as a chief executive working with a multi-national service company, and his deep knowledge of marketing and brand development.

Mr. Gaffney has served on our board of directors since December 2009.  Mr. Gaffney is a co-founder and Managing Partner of Great Hill Partners, LLC, a Boston-based private equity firm founded in September 1998 with $2.7 billion under management.  Mr. Gaffney has served on the boards of various private companies with a particular focus on companies in the business services, financial services, IT services, media and telecommunications industries.  He serves on the Board of Trustees at The Wolf School, a special needs secondary school in Rhode Island.  He was previously a General Partner for Media/Communications Partners, a Boston private equity firm.  Mr. Gaffney has a degree in Accounting and Economics summa cum laude from Boston College.  Mr. Gaffney serves as Chairperson of our Compensation Committee.  Our Corporate Governance Committee concluded that Mr. Gaffney should serve on the Board based on his position with and designation by Great Hill Partners, his experience and expertise in finance, and his deep knowledge and experience in management and in developing compensation programs and policies for professional service organizations.

Mr. Samek has served on our board of directors since December 2009 and as our Chief Executive Officer since March 2010.  Mr. Samek served as Chief Executive Officer of Smart Business Holdings, Inc. from November 2008 until we combined with Smart on March 10, 2010.  Mr. Samek has more than 35 years of consulting and business advisory experience.  Before joining Smart, Mr. Samek served as CEO of UHY Advisors, the country’s 13th largest tax, accounting, and consulting firm, from January 2006 to July 2008, and as CEO of Fulcrum Capital, a strategic and financial consulting and investment firm, from June 2002 to December 2005.  Prior to June 2002, he served as Managing Partner of Arthur Andersen’s U.S. business where, under his leadership, the firm streamlined operations, reduced costs and improved service levels by consolidating all technology and firm-wide processes.  Mr. Samek has authored three books on strategic planning and profit improvements methodology, and has been a strategic visioning speaker at more than 300 industry and company symposia.  Mr. Samek holds a Bachelor of Science in Accounting from Southern Illinois University, and was a member of the Board of Trustees of the Financial Accounting Foundation, a private sector organization with responsibility for the oversight, administration and finance of the Financial Accounting Standards Board and other organizations.  Our Corporate Governance Committee concluded that Mr. Samek should serve on the Board based on his designation to the position of our CEO, and his long experience and expertise in serving as the chief executive officer of numerous professional service organizations.

CORPORATE GOVERNANCE

Board of Director Meetings and Committee Meetings

The board of directors held eight meetings during fiscal year 2009. All directors attended at least 75% percent of the meetings of the board of directors and of the committees on which they served during 2009.

Board Independence

Our board of directors has determined that each of Mr. Bouton, Ms. Davis, Mr. Dunn, Ms. Richardson, Mr. Gaffney and Mr. Hayes are independent directors under the applicable listing standards of the NASDAQ Global Select Market. Four of these directors — Ms. Davis, Mr. Dunn, Ms. Richardson and Ms. Gaffney — are standing for reelection. In assessing independence, our board of directors was aware of and evaluated that Messrs. Gaffney and Hayes’s are Managing Partners of Great Hill Partners, LLC and that entities affiliated with Great Hill Partners, LLC own all of our outstanding Series A Convertible Redeemable Preferred Stock.

Board Leadership

Currently, Mr. Bouton serves as the independent, non-executive Chairman of the Board. Mr. Bouton and Ms. Richardson, the Chair of our Corporate Governance Committee, focus on key governance issues, board self-evaluations and, in collaboration with the Chair of our Compensation Committee, the evaluation of our Chief Executive Officer. Mr. Bouton and Ms. Richardson ensure that the board discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understand the respective roles and responsibilities of the board and management. Mr. Bouton chairs regular executive session meetings of the non-management directors, coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management, and performing such other duties as may be necessary for the board to fulfill its responsibilities or as may be requested by the board as a whole and by the non-management directors.

Mr. Bouton, the Chairman of our Board, is retiring from our board this year. Promptly following the 2010 annual meeting, the board expects to appoint an independent director to assume the duties of Chairman of the Board.

Risk Oversight

The board of directors’ involvement in risk oversight includes both formal and informal processes and involves the board of directors and committees of the board of directors. On a periodic basis, when determined by the board of directors or by management to be advisable, the board of directors or selected committees of the board of directors will undertake a formal enterprise risk assessment to evaluate risks facing LECG. The board of directors expects to conduct enterprise risk assessments on a periodic basis as determined to be appropriate.

The board of directors and committees of the board of directors are also involved in risk oversight on a more informal basis at regular board and committee meetings. Our Audit Committee receives materials on a quarterly basis to address the identification and status of risks to LECG, including financial risks and litigation claims and risks. At meetings of the full board of directors, these risks are identified to board members, and the Chair of our Audit Committee reports on the activities of the Audit Committee regarding risk analysis. The other committees of the board of directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full board of directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The board of directors also receives regular financial and business updates from senior management, which updates involve detailed reports on financial and business risks facing LECG when applicable.

LECG’s senior professionals are compensated in a manner that accounts for services such individuals actually perform for our clients, with a bonus and other adjustments designed to reward such individuals for productivity and profitability of client engagements. Accordingly, risks arising from LECG’s compensation programs are not reasonably likely to have a material adverse effect on LECG.

Committees of the Board of Directors

The board of directors has standing Audit, Corporate Governance and Compensation Committees. Each of these committees has adopted a written charter, and a copy of the current charter of each committee is available on our website at www.lecg.com. All members of the committees are appointed by the board of directors, and are non-employee directors. The following describes each committee, its current membership, its primary functions and the number of meetings held during 2009.

Audit Committee

The Audit Committee currently consists of Ms. Davis, Ms. Richardson and Messrs. Bouton and Dunn. Each of these committee members is independent under the applicable listing standards of the NASDAQ Global Select Market. The board of directors has determined that Ms. Davis is an “audit committee financial expert” as defined in the rules promulgated by the Securities and Exchange Commission. Ms. Davis has served as the Chair of the Audit Committee since October 2008. The Audit Committee held eleven meetings during 2009.

The Audit Committee selects and engages our independent registered public accounting firm; oversees our accounting, financial reporting and audit processes; reviews the results and scope of audit and other services provided by the independent registered public accounting firm; reviews the accounting principles and significant estimates to be used in preparing our financial statements; and reviews management’s and the independent registered public accounting firm’s assessment of our internal control over financial reporting. The Audit Committee Charter is available on our website at www.lecg.com under “Investor Relations.”

The Audit Committee meets with the independent auditors in executive session, without the presence of our management, on at least a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also reviews and approves: the annual scope of the audit services to be performed by the independent auditors; any non-audit related services to be performed by the independent auditors, and the fees to be paid for audit and non-audit services.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Ms. Richardson, Ms. Davis and Messrs. Bouton and Hayes. Each of the committee members is independent under the applicable listing standards of the NASDAQ Global Select Market. Ms. Richardson has served as Chair of the Corporate Governance Committee since April 2006. The Corporate Governance Committee held six meetings during 2009.

In accordance with its charter, the Corporate Governance Committee: considers and periodically reports on matters relating to the identification, selection and qualification of candidates for nomination to the board of directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the board of directors and management; and oversees and sets compensation for the board of directors. The Corporate Governance Committee Charter is available on our website at www.lecg.com under “Investor Relations.”

Stockholder Recommendations and Nominations of Director Candidates

It is the policy of the Corporate Governance Committee to consider recommendations for nomination of candidates to serve on our board of directors that are received from stockholders who have continuously held shares representing at least $2,000 in market value (or one percent of LECG’s securities, whichever is lower) for at least twelve months prior to the date of the submission of the recommendation. A stockholder desiring to recommend a candidate for election to the board of directors should direct the recommendation in writing to:

Corporate Secretary LECG Corporation 80 Lancaster Avenue Devon, Pennsylvania 19333

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and LECG within the last three years, and evidence of the recommending person’s ownership of LECG stock.

A stockholder who desires to make a direct nomination of a person for election to the board of directors at an annual meeting must meet the deadlines and other requirements set forth in LECG’s bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described below under “Deadline for Receipt of Stockholder Proposals for 2011 Annual Meeting” in this proxy statement.

Director Qualifications

Except as may be required by listing requirements promulgated by the NASDAQ or by rules promulgated by the Securities and Exchange Commission, there are no specific, minimum qualifications that must be met by candidates for eligibility for nomination to our board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, in evaluating the qualifications of candidates, the Corporate Governance Committee considers many factors, including an assessment of the candidate’s character, judgment, business experience and acumen, independence, financial, accounting and mergers and acquisitions expertise, diversity of experience including service as an officer and/or director of a public company, and other commitments. Academic and business expertise, prior government service and familiarity with national and international issues affecting business are also among the relevant criteria. The Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the board of directors as a whole. While the Corporate Governance Committee has not established specific minimum qualifications in order for it to recommend director candidates, the Corporate Governance Committee believes that candidates and nominees must reflect a board of directors that is composed of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of the board of directors; and (iv) meet other requirements as may be required or desirable by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. The Corporate Governance Committee does not consider diversity when identifying nominees.

Identification and Evaluation of Nominees for Directors	The Corporate Governance Committee’s process for evaluating and identifying the candidates that it selects, or recommends to the board of directors for selection, as director nominees, is as follows:

•

The Corporate Governance Committee regularly reviews the current composition and size of the board of directors and considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors.

•

The Corporate Governance Committee evaluates the performance of the board of directors as a whole and evaluates the performance and qualifications of individual members of the board of directors eligible for reelection at the annual meeting of stockholders.

•

In evaluating current members of the board of directors, the Corporate Governance Committee reviews each current member’s length of service in addition to such member’s other qualifications. Although no term limits are established for service on the board of directors, the Corporate Governance Committee considers and balances the disadvantages of losing the contribution of directors who over time have developed increasing insight into LECG and its operations against the potential advantages of obtaining contributions of new ideas and viewpoints. The general expectation is that independent directors will serve for six to ten years.

•

The Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the board of directors or, if the Corporate Governance Committee determines, a search firm. Such review may, in the Corporate Governance Committee’s discretion, include a review solely of information provided to the Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Corporate Governance Committee deems appropriate.

	•	After such review and consideration, the Corporate Governance Committee selects, or recommends that the board of directors select, the slate of director nominees.

Compensation Committee

The Compensation Committee currently consists of Messrs. Gaffney, Bouton and Dunn, Ms. Richardson and Ms. Davis. Each of the members of the Compensation Committee is independent under the applicable listing standards of The NASDAQ Global Select Market. Mr. Gaffney has served as Chairman of the Committee since 2009.

The Compensation Committee is responsible for reviewing and establishing the salaries, bonuses, equity compensation grants and other benefits for the named executive officers of LECG, as well as all other key employees of LECG. The objectives and authority of the Committee in this regard are further discussed below in “Compensation Discussion and Analysis—Objectives of Compensation Programs.” The Compensation Committee’s charter is available on our website at www.lecg.com.

The fundamental responsibility of the Compensation Committee is to make decisions with respect to LECG’s executive compensation policies, including to:

	•	Establish and review LECG’s general compensation philosophy and oversee the development and implementation of LECG’s compensation programs.

	•	Annually evaluate the performance of the Chief Executive Officer of LECG in light of corporate goals and objectives and approve the total compensation program for the Chief Executive Officer.

	•	Annually review and approve the total compensation program for the other executive officers of LECG, as recommended to the Compensation Committee by LECG’s Chief Executive Officer.

•

Review and approve (i) compensation programs for individuals hired by LECG as experts or (ii) retention programs for experts, where the total compensation or retention program for such individuals in either case exceeds a threshold dollar amount established by the board of directors from time to time.

•

Periodically review and approve the delegation of authority to officers of LECG for recruiting individuals hired as experts or for retaining individuals as experts to the extent below the threshold established for direct approval by the Compensation Committee.

•

Oversee LECG’s 2003 Stock Plan and the 2003 Employee Stock Purchase Plan, as well as any other stock option, stock purchase, incentive or other benefit plans of LECG, fulfilling such duties and responsibilities of the administrator as are set forth in such plans.

•

Review and approve awards under LECG’s 2003 Stock Option Plan and approve any modifications to the 2003 Employee Stock Purchase Plan, as recommended to the Compensation Committee by LECG’s Chief Executive Officer.

	•	Perform an annual performance evaluation of the Compensation Committee.

	•	Review and approve the Compensation Discussion and Analysis section in LECG’s proxy statement for the annual meeting of stockholders, as prepared by management of LECG.

Compensation Committee Process

The Compensation Committee oversees the general compensation practices of LECG. With the assistance of outside consultants engaged by the committee from time to time to perform market surveys of compensation practices at peer companies, the Compensation Committee obtains information regarding competitive compensation practices including salaries, incentives and supplemental programs to assist LECG in attracting, motivating and retaining qualified executive officers capable of developing and executing LECG’s strategies.

Although the Compensation Committee exercises its independent judgment in reaching its compensation decisions, the Committee receives input and advice from LECG’s Chief Executive Officer, Chief Financial Officer, Head of Human Resources and Operations, and General Counsel in assessing, designing and recommending compensation programs, plans and awards for our executive officers.

Compensation Committee Meetings

The Compensation Committee meets as frequently as it deems appropriate. Prior to each committee meeting, the members receive information that management believes is helpful to the committee, as well as materials that the committee specifically requests. These materials may include: regular reports on annual overhang and dilution for stock options and restricted stock grants under LECG’s 2003 Stock Option Plan, stock option and restricted stock grants proposed by management, summaries and reviews of performance for all its executive officers, background and supporting materials on retention programs for key experts, and compensation survey information from external advisors to the committee.

The Compensation Committee held seven meetings in 2009. In its meetings, the Compensation Committee evaluated and approved the recommended total compensation for all executive officers; discussed preliminary 2009 short and long-term management incentive plans, as well as possible modifications under consideration; amended the restricted stock program for certain of its executive officers to include new hires and reflect departures of certain executive officers; established approval guidelines for recruiting and retention packages; approved new hires and retention programs presented by management; and established an equity incentive program to reward superior revenue and profitability performance by experts.

The Compensation Committee met in executive session at those meetings in 2009 which considered compensation of LECG’s executive officers. During those sessions, the Chief Executive Officer was asked to be present. In those sessions, the Compensation Committee discussed with the Chief Executive Officer his accomplishments and objectives. In addition, based on written evaluations provided by the Chief Executive Officer, the Compensation Committee discussed the performance of the other executive officers of LECG.

Compensation Committee Interlocks and Insider Participation

During 2009, no member of our Compensation Committee was an officer or employee of LECG. During 2009, no executive officer of LECG served as a member of the board of directors or a member of the compensation committee of any entity which has any executive officer who serves as a member of our board of directors or Compensation Committee.

Annual Meeting Attendance

Our policy regarding director attendance at our annual meeting of stockholders is that the Chairman of the Board, and all appropriate corporate officers, should be in attendance at the meeting. All other directors are encouraged to attend the meeting. Messrs. Bouton and Jeffery attended our 2009 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders may communicate with our board of directors or with individual directors by submitting an email to investor@lecg.com or by writing to us at LECG Corporation, Attention: Corporate Secretary, 80 Lancaster Avenue, Devon, Pennsylvania 19333. Stockholders who would like their submission directed to one more specified members of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership of our common stock and changes in their ownership of our stock with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, and any written representations that we received from such persons that there were no other reports required to be filed during the year ended December 31, 2009, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

DIRECTOR COMPENSATION

Director Compensation Table

The following table presents the compensation earned by each of LECG’s directors who is not an executive officer for services rendered to LECG in all capacities for the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)
Garrett F. Bouton (1)	321,200	—	—	—	321,200
Richard Boulton (2)(3)	—	—	—	1,877,472	1,877,472
Alison Davis	89,475	—	—	—	89,475
Michael E. Dunn	—	—	—	—	—
Chirstopher S. Gaffney	—	—	—	—	—
John G. Hayes	—	—	—	—	—
William W. Liebeck (3)	75,675	—	—	—	75,675
Ruth M. Richardson	88,175	—	—	—	88,175
William J. Spencer (3)	82,475	—	—	—	82,475
David J. Teece (3)(4)	35,175	—	—	2,581,601	2,616,776

(1)           In April 2009, in view of the substantial additional efforts undertaken by Mr. Bouton as Chairman of our board and as Chair of the Committee of Independent Directors, our board approved additional cash compensation for Mr. Bouton, including a one time cash payment of $100,000, payments of $50,000 paid in monthly installments over a six month period, and an annual chairmanship fee of $100,000 for 2009, in addition to the standard cash fees for non-employee directors.

(2)           “All Other Compensation” represents salary and bonus paid to Mr. Boulton in his capacity as an expert, and salary and bonus paid to Mr. Boulton in his capacity as Global Head of Finance and Accounting Services, for services during 2009.

(3)           Did not stand for reelection and left the board when his term expired at the 2009 Annual Meeting of Stockholders on December 22, 2009.

(4)           “All Other Compensation” represents expert fees, project origination fees and bonus paid during 2009 to the recipient in his capacity as an expert, not as a director.

Equity Awards held by Non-Executive Directors

The table below reflects all outstanding stock options held by our non-executive directors as of December 31, 2009.

Aggregate number of
Stock Option Awards
Outstanding as of
Name	December 31, 2009
Garrett F. Bouton (*)	—
Alison Davis	23,125
Michael E. Dunn	—
Christopher S. Gaffney	—
John G. Hayes	—
Ruth M. Richardson	53,125
Steve M. Samek	—

(*)           As of July 1, 2009, Mr. Bouton voluntary surrendered stock options to purchase 191,625 shares of common stock previously granted.

Narrative Discussion of Director Summary Compensation Table

During 2009, our independent directors and Dr. Teece, as a non-executive employee director, received a quarterly retainer of $6,250 and an additional $2,000 for each regularly scheduled quarterly board meeting attended.  We schedule all of our board committee meetings on a single day immediately prior to or on the same day as the day set for our board of directors meeting.  Our independent directors received $5,000 for each scheduled quarterly board committee day that they attended.  The chairperson of each board committee received an additional $2,000 for each board committee meeting over which he or she presided.  Thus, for example, Ms. Davis, as the Chairman of our Audit Committee, received $2,000 for her service as Chairperson and $5,000 for her attendance at a day of board committee meetings.  In the event that a board committee meets in person outside of the regularly scheduled quarterly board committee day, our independent directors are eligible to receive $3,000 for their attendance at such meeting.  Our independent directors and non-executive employee directors also received $1,000 for each telephonic board meeting and $1,000 for each telephonic committee meeting attended.  Finally, we also reimburse all directors for their reasonable expenses incurred in connection with attending board and committee meetings.  All director compensation is based on a compensation program approved by the board of directors following a compensation survey performed by an executive compensation consulting firm at the request of our Corporate Governance Committee in late 2007.

Each independent director and non-executive employee director also receives a yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock, which vests on the one year anniversary after grant.  Our director compensation policy also calls for granting to independent directors, upon becoming a board member, a nondiscretionary grant of an option to purchase 15,625 shares of our common stock, 25% of which vests on the first anniversary of the grant date and the remainder vests monthly over the remaining three years.  Options granted to our board members are subject to the terms of our 2003 Stock Option Plan.  In April 2009, in view of the substantial additional efforts undertaken by Mr. Bouton as Chairman of our board of directors and as Chair of the Committee of Independent Directors, and in particular the extraordinary demands on his time and his dedicated service in his critical role as spokesperson and lead negotiator for the Committee of Independent Directors in connection with the numerous and ongoing transaction proposals over many month during 2009, including our acquisition of Smart, our board of directors approved additional cash compensation for Mr. Bouton, including a onetime cash payment of $100,000, payments of $50,000 to be paid in monthly installments over a six month period, and an annual chairmanship fee of $100,000 for 2009, payable quarterly in arrears, in addition to the standard cash fees for non-employee directors.

Board members who are executive officers of LECG (in 2009, only Mr. Jeffery) generally do not receive any separate remuneration in connection with their role as a board member, but are entitled to reimbursement of reasonable expenses incurred in connection with their attendance at board and board committee meetings.  Mr. Boulton, who provided services to us an expert during the time he was on our board, and also as our Global Head of Finance and Accounting Services, likewise did not receive any separate remuneration for his service as a board member.  Non-executive employee directors are generally eligible for remuneration equivalent to that which is paid to the independent directors, except that non-executive employee directors are not eligible for the initial option grants made to new members of the board at the inception of their board membership.  They are eligible, however, for the yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock.

Dr. Teece and Mr. Boulton also acted in an expert capacity for us and received compensation in 2009 for their work as experts, pursuant to their individual expert agreements with LECG.  These agreements are terminable at will.  Dr. Teece provided expert services on our behalf and received cash payments based on a percentage of the amount of fees we collected for the hours he billed, and a percentage of staff fees we collected on projects he secured.  Dr. Teece’s employment as an expert terminated on August 12, 2009.  Mr. Boulton receives compensation for his expert services on our behalf under a salary and bonus model.  Mr. Boulton receives a salary and a bonus for his expert services, and he also receives a salary and a bonus for his role as Global Head of Finance and Accounting Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

Each of Messrs. Gaffney and Hayes is a current director of LECG.  As of October 8, 2010, Messrs. Gaffney and Hayes, through entities affiliated with them, held all of our issued and outstanding shares of Series A Convertible Redeemable Preferred Stock, which together with common stock held by such entities, represent approximately 39 percent of the voting power of our outstanding stock.  In addition, the Governance Agreement effective as of March 10, 2010 among LECG, Great Hills Partners III, LP, and Great Hills Investors, LLC, includes provisions relating to the composition of our board of directors.  As a result, the individuals nominated for election to our board of directors at the 2010 annual meeting are determined under the terms of the Governance Agreement.  Finally, entities affiliated with Messrs. Gaffney and Hayes have substantial ability to influence all other matters submitted to a vote of our stockholders as to which the vote required is a majority of the outstanding voting power.

Beneficial Ownership of Our Stock

The following table sets forth information about the beneficial ownership of each class of our voting stock as of October 8, 2010, by:

•      each person known to us to be the beneficial owner of more than 5% of our voting stock;

•      each named executive officer;

•      each of our directors; and

•      all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o LECG Corporation, 80 Lancaster Avenue, Devon, Pennsylvania  19333.  We have determined beneficial ownership in accordance with the rules promulgated by the Securities and Exchange Commission.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the 38,215,579 shares of common stock outstanding on October 8, 2010.  In addition to our common stock, we had 6,313,131 shares of Series A Convertible Redeemable Preferred Stock outstanding on October 8, 2010, which is convertible share-for-share into our common stock at the election of the holders.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding any shares of common stock subject to conversion rights, options or restricted units held by that person that are currently exercisable or that will become exercisable or issuable within 60 days of October 8, 2010.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Number of Shares
		Underlying Options
	Number of Shares	Exercisable Within 60 Days	Percentage of
	Deemed Owned (1)	of October 8, 2010	Shares Outstanding

5% Stockholders

Great Hill Equity Partners III, LP (2)	17,241,000	—	38.7%
Heartland Advisors, Inc. (3)	3,681,800	—	9.6%
Royce & Associates LLC (4)	2,776,938	—	7.3%
Dimensional Fund Advisors LP (5)	1,944,957	—	5.1%

Directors and Named Executive Officers

Garrett F. Bouton (6)	20,500	—	*
Alison Davis	19,542	19,542	*
Ruth M. Richardson	54,203	53,125	*
Michael E. Dunn	—	—	*
Christopher S. Gaffney (2)	—	—	*
John G. Hayes (2)	—	—	*
Steve M. Samek (7)	1,008,000	—	2.6%
Michael Jeffery (8)	85,266	85,266	*
Steven R. Fife (8)	55,000	—	*
Tina M. Bussone (9)	35,637	15,980	*
Deanne M. Tully (8)	6,667	—	*

All directors and executive officers as a group (11 people)	1,232,148	173,913	3.2%

*              Less than one percent.

(1)           Includes shares of common stock, Series A Convertible Redeemable Preferred Stock, restricted stock, and shares underlying options exercisable within 60 days of October 8, 2010.

(2)           Includes 6,313,131 shares of Series A Redeemable Convertible Preferred Stock that are convertible on a share-for-share basis into our common stock at the election of the holder.  These shares represent all of the issued and outstanding shares of Series A Redeemable Convertible Preferred Stock.  Includes 45,321 shares of common stock and 26,183 Shares of Series A Convertible Redeemable Preferred Stock held by Great Hill Investors, LLC.  Mr. Gaffney and Mr. Hayes are each a co-founder and Managing Partner of Great Hill Partners, LLC.  Mr. Gaffney and Mr. Hayes disclaim beneficial ownership of the shares of our capital stock held by Great Hill Equity Partners III, L.P. and by Great Hill Investors, LLC, except to the extent of their pecuniary interest.

(3)           Information based on Schedule 13G/A dated December 31, 2009.  The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, WI 53202.

(4)           Information based on Schedule 13G dated January 25, 2010.  The address of Royce & Associates LLC is 745 Fifth Avenue, New York, NY  10151.

(5)           Information based on Schedule 13G/A dated December 31, 2009.  The address of Dimensional Fund Advisors LP is Residence Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas  78746.

(6)           Shares are held by the Bouton Revocable Trust, of which Mr. Bouton and Diana D. Bouton are trustees.

(7)           Number of shares owned includes 1,000,000 shares of restricted stock, which remain subject to vesting over five years.

(8)           Mr. Jeffery ceased service as Chief Executive Officer of LECG effective on March 14, 2010.  Mr. Fife ceased service as the Chief Financial Officer of LECG effective August 15, 2010.  Ms. Tully ceased service as Executive Vice President of LECG effective June 30, 2010.

(9)           Number of shares owned includes 2,000 shares of restricted stock, which remain subject to vesting.  Information with regard to vesting is set forth below under “Outstanding Equity Award at Fiscal Year-End 2009.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our procedure for the review and approval of any transactions or matters that involve our directors, executive officers or significant stockholders is to present the proposed transaction or matter to the Audit Committee, except that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee.  Both committees are composed solely of independent, non-employee directors.  Each of the respective committees reviews matters presented to it in accordance with its charter, and based on the facts and circumstances of the particular situation.  There have been no matters since the beginning of our last fiscal year which required disclosure in this proxy statement as a related party transaction which were not submitted for approval in advance by the appropriate committee.

Our board of directors has determined that six of its current seven members are each independent directors under the applicable listing standards of the NASDAQ Global Select Market, namely Garrett F. Bouton, Alison Davis, Michel E. Dunn, Christopher S. Gaffney, John G. Hayes, and Ruth M. Richardson.

There have not been any transactions or series of transactions to which we were a party, or will be a party, in which (a) the amounts involved exceeded or will exceed $120,000 and (b) a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We are an expert services firm and operate in a highly competitive environment for the hiring and retention of senior executives and expert and professional staff.  From the time of our initial public offering in November 2003 to the present, the size and complexity of our business has grown, both geographically and through expansion of our service offerings.  Our revenues have increased from $166 million in 2003 to $263 million in 2009, and we have significantly increased the number of our experts and professional staff from 486 as of September 30, 2003 to 642 as of December 31, 2009.  We and our Compensation Committee recognize that our executive management team is a critical component of our potential for success and that we will continue to rely upon their efforts and capabilities to develop and implement LECG’s strategy and manage its operations effectively in the future.

We believe our executive management compensation program needs to be competitive, reflect the level of commitment required from our executives and be designed to:

•      Attract, motivate and retain highly qualified executive management who can contribute to our Company’s success;

•      Encourage the achievement of our annual and long-range objectives by providing compensation which directly relates to individual performance and to attainment of our corporate strategic objectives, including enhancing stockholder value; and

•      Create a direct relationship between compensation and the performance of our Company’s stock value through restricted stock and stock option awards.

Our Company has a “total compensation” philosophy, meaning that each element of executive compensation has a specific purpose.  Cash incentive compensation is designed to reward shorter-term performance, typically the achievement of financial and non-financial objectives.  Equity compensation is intended to align an executive’s incentives more directly to the longer-term performance of LECG’s common stock.  Our retirement and deferred compensation programs are intended to promote retention by building post-employment financial security based on length of service by executives and other employees of LECG.  We operate in a very dynamic economic and hiring environment, and as a result we also recognize the need to be pragmatic, flexible and adaptive in implementing our compensation philosophy, and therefore the structure and the mix of the elements of our compensation programs may change over time according to our business needs, investor expectations, evolving financial accounting and legal standards, share dilution levels, results of compensation surveys, and market practices.  In designing our executive compensation program, we hope to achieve a competitive but cost-effective recognition and reward system that is based on the following principles:

•      Executive compensation should be competitive but not strictly benchmarked.  The Compensation Committee believes that our executive compensation should be competitive in our industry, but the Committee does not rely on strict benchmarking against an industry “peer group” of companies.  Although we view our most direct competitors as consisting of economic, legal and management consulting firms, such as CRA International, Navigant Consulting, Inc., FTI Consulting, Inc., and Huron Consulting Group, Inc., we do not believe accurate benchmarking is possible given the highly differentiated business models of these firms and the disparity in size and financial performance of the companies.  The Compensation Committee requests periodic compensation reviews based on market information provided by outside executive compensation consulting firms, with the most recent review conducted in early 2008, as an element of its assessment of our program in the context of compensation programs offered by other firms in our industry.

•      Executive incentive compensation should be tied closely to performance.  The financial performance of LECG is generally a significant factor in determining the level of compensation received by executive officers under our compensation program, and it is not unusual for the cash bonus element of compensation to be tied entirely to our corporate financial results for a particular year, thus significantly weighting the overall potential compensation toward variable or performance-based pay.  Individual performance and achievement of corporate non-financial objectives may also be relevant in determining cash incentives for executive management.

•      Executive compensation should be aligned with the interests of LECG’s stockholders.  The Compensation Committee believes that if LECG’s executives focus on meeting both financial and non-financial corporate goals, that, in turn, should ultimately enhance stockholder value.  The equity component of our total compensation program is intended to directly reward the creation of stockholder value, and to further align the interests of LECG’s executives with LECG’s stock market performance and, consequently, our stockholders.

•      Executive compensation should be multi-faceted and should reflect the other professional activities of certain of our executive officers.  Our Company’s executive compensation program contains various components (salary, cash incentive bonuses, equity grants, and retirement plans or deferred compensation) to provide a variety of compensation elements for retention and reward, but cash compensation tends to be the most heavily weighted.  The Compensation Committee continues to review the balance between cash elements of compensation and equity grants (both for executives and for experts).  The Compensation Committee also recognizes that our senior executives may be drawn, from time to time, from the ranks of our experts, and where appropriate the Committee therefore needs to include an assessment of how the expert’s compensation under LECG’s expert compensation model relates to other executive compensation programs intended to reward efforts in a managerial role.

Elements of Executive Compensation

Our Compensation Committee did not significantly change our approach in structuring the elements and in setting the levels of potential compensation for our executive officers in 2010 and 2009 compared to the applicable prior year.  The principal elements of our executive compensation program are base salary, cash incentive bonus compensation, equity compensation and retirement benefits.  We also entered into agreements to provide severance benefits to our executive officers in the event of a change in control.  Each of these compensation elements is described below.

Cash Compensation

We have two layers of cash compensation for our senior executive officers: base salaries and annual cash incentives.

Base Salaries

The purpose of base salaries is to provide a fixed level of annual income consistent with the executive officer’s position, experience, and responsibilities.  Base salaries of LECG’s executive officers are set by the Compensation Committee to reflect each of these elements.  Base salaries are reviewed annually by the Compensation Committee, however adjustments are not automatic.  Adjustments to base salary take into account market data, significant changes in assignment or scope of responsibility, individual performance relative to the appropriate goals and expectations for the position, and

LECG’s general salary administration policy for the particular year.  In making base salary decisions, the Compensation Committee exercises its discretion and judgment based on these factors and no specific formula is applied to determine the weight of any factor.  Annual base salary adjustments, if any, are generally made at the February Compensation Committee meeting, to be effective as of January 1.  Salary adjustments, if any, for promoted executives typically take effect upon the executive’s promotion date and assumption of new responsibilities.

At the December 2008 Compensation Committee meeting, it was determined that base salaries for our executive officers would be unchanged for 2009.  At the December 2009 Compensation Committee meeting, it was determined that base salaries for our executive officers would be unchanged for 2010.

In March 2010, LECG combined its business with Smart Business Holdings, Inc.  Following the combination, the new LECG relocated its headquarters from California to Pennsylvania, replaced virtually all of its senior managers, and engaged a new Chief Executive Officer, Chief Financial Officer and General Counsel.  The base salaries for these executives were agreed to during the negotiations between each individual executive and LECG.

Annual Cash Incentives

Our Company’s executive compensation program includes annual cash incentives that are generally discretionary, based on the judgment of the Compensation Committee, and dependent upon LECG’s performance and the individual’s contributions, and are intended to reward executive management for the successful achievement of the objectives during the course of the most recent fiscal year.  Early in 2009, the Compensation Committee reviewed and agreed with management on overall corporate objectives and supporting individual objectives for senior members of management.  After the end of the year, the Compensation Committee determined and approved annual cash bonuses for LECG’s senior executives based on an assessment of their relative achievement of both the corporate and individual objectives for the past year.

For 2009, the Compensation Committee approved discretionary annual cash bonuses for two executive officers.  The discretionary annual cash bonuses, however, were not tied to any pre-established objectives.  Rather, because of the extraordinary nature of the deal-related efforts undertaken by the management team in 2009 in connection with the Smart business combination and other potential transactions, the Compensation Committee approved discretionary bonuses for Mr. Fife and Ms. Bussone of $250,000 and $150,000, respectively, based upon their contributions to these efforts.

Equity Compensation

When LECG uses equity compensation, it is intended to provide longer-term incentives for our executive officers and to align the interests of the executive officers with those of LECG’s stockholders.  The goal of the equity compensation program is to provide each executive officer with a meaningful incentive to manage LECG from the perspective of an owner with an equity stake in the business.  The use of multi-year time periods for vesting and other features of the awards is intended to contribute to continuity and stability within LECG’s executive leadership.

Equity compensation has not historically been considered the most important element of our total compensation program, and LECG has favored a cash-based, at-risk approach to compensation for its executive officers, with the result that equity compensation as a component of overall executive compensation had been used sparingly.  However, in 2008, an outside consultant was retained at the request of the Compensation Committee to provide a report and updated market survey on executive officer compensation, which indicated that the level of equity incentives provided by LECG to its executive officers was comparatively low.  As a result, there was a notable shift during 2008 and 2009 toward increasing the relative proportion of equity grants in our compensation program, particularly in the form of restricted stock and restricted stock unit grants subject to multi-year service periods or performance-based vesting.

Historically, equity compensation for executive officers typically has taken the form of stock options and restricted stock and restricted stock unit awards granted under LECG’s 2003 Stock Option Plan approved by LECG’s stockholders in November 2003.  No stock option grants were made to LECG’s executive officers in 2009, and instead their equity compensation was focused on restricted stock and restricted stock unit grants.  This change in philosophy regarding the use of stock options versus restricted stock, which the Compensation Committee first implemented in 2007, was driven primarily by the desire to reduce LECG’s option overhang.

In determining the appropriateness of an equity compensation award to an executive officer, the Compensation Committee considers factors such as the individual performance of the executive officer, the anticipated future contribution of that officer to the attainment of our long-term strategic performance goals, and the amount of unvested options or restricted stock grants held by such individual at the time of the new award.

Our Company does not currently have a policy requiring its executive officers or directors to maintain a minimum level of equity ownership.  The Compensation Committee periodically reviews the appropriateness of a formal stock retention policy.

Restricted Stock Awards

In July 2009, the Compensation Committee approved a grant of 6,000 shares of restricted stock to Mr. Fife as provided under the terms of his employment agreement.  This grant was not based on or tied to achievement of specific, past objectives.  The restrictions applicable to these restricted shares lapsed, and the shares vested, when Mr. Fife left LECG on August 15, 2010.

Option Grants

No stock option grants were made to executive officers or employees in 2009.  In recent years, equity compensation grants to executive officers have primarily been in the form of restricted stock awards.

Timing of Equity Compensation Awards

The Compensation Committee generally meets in February of each year to consider and act with respect to equity compensation awards for LECG’s executive officers for the then current fiscal year.  This is the same meeting at which annual salary adjustments are generally made, and cash incentive awards are determined based on performance during the recently completed year.

The Compensation Committee, on occasion, may grant additional equity awards at other times during the year to newly hired or newly promoted executive officers or, in isolated cases, for special retention purposes.  For each grant approved by the Committee, the date of grant is the first day of the month following the date on which the Committee acts to approve the award.  For example, an award approved by the Compensation Committee on February 9th would be granted on March 1st.  Pursuant to the terms of LECG’s 2003 Stock Option Plan, stock options may not be granted at less than 100% of the fair market value of LECG’s common stock on the date of grant.  LECG does not deviate from this policy, nor does it adjust the prescribed timing of grants to precede or follow public disclosure of material information.  If an equity award happens to be granted on or about the time of a public disclosure of material information, it is because the prescribed date based on LECG’s policy resulted in a grant date coincident in time with such disclosure.

Our Chief Executive Officer makes recommendations regarding the grant to other executive officers of stock options, restricted stock or restricted stock units to the Compensation Committee.  The Compensation Committee has the sole authority to approve or deny equity compensation grants. The Compensation Committee reports its decisions on the grants of stock options and restricted stock to the board of directors.

Change of Control Arrangements

In November 2008, the Compensation Committee approved a new form of Change of Control Agreement (“COC Agreement”), which LECG entered into with each of Mr. Jeffery, Mr. Fife, Ms. Bussone, Mr. Aitken, and Ms. Tully.  Certain of LECG’s executive officers already had provisions in their employment arrangements relating to severance payments and other benefits that would be payable to them in the event of termination of their employment with LECG in connection with a change of control, while other executive officers did not previously have such arrangements.  The new form of agreement was intended to supersede any prior arrangements, and to provide substantially the same terms to each of the five executive officers and two segment heads.  In determining to provide change of control arrangements, and the appropriate terms, the Compensation Committee took into consideration the retentive value of providing this benefit, and the range of terms that are provided by other public companies to their executives.  The purpose of these provisions is to provide the executive officer with sufficient security so that they are not distracted from job duties, financially threatened by potential job loss, or motivated to act contrary to the best interests of LECG and its stockholders prior to, during or after a change of control.  Mr. Jeffery’s employment agreement effective as of the date of the 2009 Annual Meeting superseded his Change in Control agreement.

The terms of the COC Agreements are further described below in the section “Executive Compensation—Change of Control Arrangements.”

Perquisites

The company has generally not made use of personal benefits and perquisites to executive officers or other employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with LECG’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: October 22, 2010

Mr. Christopher S. Gaffney, Chair Ms. Alison Davis Mr. Michael E. Dunn Hon. Ruth M. Richardson Mr. Garrett F. Bouton

EXECUTIVE OFFICERS

The names of our executive officers and their ages as of October 8, 2010, are set forth below:

Name	Age	Position
Steve M. Samek	57	Chief Executive Officer
Warren D. Barratt	50	Executive Vice President, Chief Financial Officer
Tina M. Bussone	37	Executive Vice President, Head of Human Resources and Operations
Yuri Rozenfeld	41	Executive Vice President, General Counsel and Secretary

Steve M. Samek	Biographical information regarding Mr. Samek is set forth under the heading “Proposal 1: Election of Directors—Information About the Directors and Nominees.”

Warren D. Barratt

Warren D. Barratt has served as our Executive Vice President and Chief Financial Officer since August 16, 2010. Prior to joining us, from 2007 to 2009 Mr. Barratt served as Senior Vice President and Chief Financial Officer of Epitome Systems, Inc., a privately held business process software company.  From 2004 to 2007, he served as Chief Financial Officer of Oncura, Inc., a multi-national medical device joint venture.  He served during the 10 years before that as chief financial officer of several other public and private growth-stage companies in the services, technology and life sciences industries.  Before that, Mr. Barratt spent 11 years in public accounting with Price Waterhouse.  Mr. Barratt holds a B.S. degree in Commerce from the University of Virginia and a MBA from the University of Pennsylvania’s Wharton School of Business.

Tina M. Bussone

Tina M. Bussone has served as our Executive Vice President and Head of Human Resources and Operations since August 2007. Prior to assuming this role, Ms. Bussone served as Director of Administration since April 2003. Prior to joining LECG in August 1998, Ms. Bussone worked for a law firm in Washington, D.C. Ms. Bussone has a BS in Russian Area Studies from Georgetown University and a MBA from George Washington University.

Yuri Rozenfeld

Yuri Rozenfeld has served as our Executive Vice President, General Counsel and Secretary since July 2010. Mr. Rozenfeld came to LECG from Walgreen Co. At Walgreens, Mr. Rozenfeld served as senior securities counsel. From July 2000 to May 2008, Mr. Rozenfeld served as a senior vice president, general counsel, and secretary of I-trax, Inc. Before its sale to Walgreens in April 2008, I-trax was the largest publicly owned manager of worksite pharmacies and health and wellness centers. Before joining I-trax, Mr. Rozenfeld practiced corporate and securities law with Ballard Spahr LLP in Philadelphia. Mr. Rozenfeld holds a BA in Russian literature and political science from Amherst College, and a JD from Rutgers University School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned for services rendered to LECG in all capacities for the fiscal year ended December 31, 2009 by the persons who served as our Chief Executive Officer or as our Chief Financial Officer for any portion of the year, and for our three other highest paid executive officers (each a “named executive officer” or “NEO”).  For additional information, see the discussion in the section above entitled “Compensation Discussion and Analysis—Elements of Executive Compensation.”

					Non-Qualified
					Deferred
				Stock	Compensation	All Other
		Salary	Bonus	Awards	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)		($)
Michael J. Jeffery	2009	550,000	—	—	—	—		550,000
Former Chief Executive Officer (*)	2008	550,000	—	185,747	—	—		735,747
(Principal Executive Officer)	2007	550,000	585,000	316,855	—	—		1,451,855

Steven R. Fife	2009	350,000	250,000	21,780	—	6,000	(2)	627,780
Former Executive Vice President,	2008	350,000	75,000	263,010	—	6,000	(2)	694,010
Chief Financial Officer (*)	2007	125,000	300,000	83,160	—	136,415	(2)(3)	644,575
(Principal Financial Officer)

Tina M. Bussone	2009	300,000	150,000	—	—	6,000	(2)	456,000
Executive Vice President	2008	300,000	75,000	263,010	—	6,000	(2)	644,010
	2007	240,000	200,000	55,410	—	6,000	(2)	501,410

Deanne M. Tully	2009	300,000	—	—	—	1,374	(2)	301,374
Former Executive Vice President,	2008	175,000	60,000	99,100	—	—		334,100
General Counsel and Secretary (*)	2007	—	—	—	—	—		—

Christopher J. Aitken	2009	46,268	—	—	—	312,500	(4)	358,768
Former Executive Vice President (*)	2008	300,000	—	—	507	9,827	(5)	310,334
	2007	326,897	200,000	138,600	—	104,818	(5)	770,315

(*)                                 Mr. Jeffery ceased service as Chief Executive Officer of LECG effective on March 14, 2010. Mr. Fife ceased service as the Chief Financial Officer of LECG effective August 15, 2010.  Ms. Tully ceased service as Executive Vice President of LECG effective June 30, 2010.  Mr. Aitken resigned as Executive Vice President and Head of Corporate Development and terminated his employment with LECG effective February 13, 2009.

(1)                                  Reflects the aggregate grant date fair value of each stock award, calculated in accordance with the Financial Accounting Standards Board  Accounting Standard Codification  718, Compensation—Stock Compensation (“ASC 718”).  This amount was determined based upon the assumptions set forth in “Note 12—Equity-based compensation” in Notes to Consolidated Financial Statements contained in this Form 10-K.  For Mr. Jeffery, the amount reflects our compensation expenses related to a restricted stock unit award for 80,000 shares, were subject to performance targets, and would be earned if the market price of our common stock met certain conditions.  We calculated the fair value of this award based upon the probable outcome of such conditions using the Monte Carlo simulation model in accordance with ASC 718.

(2)                                  Represents employer contributions to the LECG 401(k) Plan.

(3)                                  Includes $133,790 fees paid to Mr. Fife by a third party in connection with his services to LECG as a consultant for the period ended on August 14, 2007.

(4)                                  Represents severance payment.

(5)                                  Includes expert fees and project origination fees paid to Mr. Aitken in his capacity as an expert.

For the number of outstanding equity awards held by each NEO at year-end and their vesting schedules, see the Outstanding Equity Awards table.  For the proceeds actually received by each NEO upon exercise of stock options and the value realized upon vested of stock granted in prior years, see the Option Exercises and Stock Vested in Fiscal Year 2009 table.

Grants of Plan-Based Awards

The following table reflects each plan-based award granted to each named executive officer for the fiscal year ended December 31, 2009.  All stock awards were granted under LECG’s 2003 Stock Option Plan.

			All Other	Grant Date
			Stock Awards:	Fair Value of
			Number of	Stock and
			Shares of	Option
	Grant	Approval	Stock or Units	Awards
Name	Date	Date	(#)	($)(1)
Steven R. Fife	8/3/2009	7/23/2009	6,000	21,780

(1)                                  Reflects the dollar amount of the aggregate grant date fair value of stock award, calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2009

The table below reflects all outstanding equity awards for each named executive officer as of the fiscal year ended December 31, 2009.  All options were granted under LECG’s 2000 Incentive Plan or 2003 Stock Option Plan, and all stock awards were granted under LECG’s 2003 Stock Option Plan.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(*)
Michael J. Jeffery	50,000	—		15.02	4/30/2017	—		—
	3,570	3,930	(1)	18.25	7/31/2016	—		—
	7,500	—		22.04	7/31/2015	—		—
	7,500	—		15.96	8/4/2014	—		—
	15,625	—		16.00	7/31/2013	—		—

Steven R. Fife	—	—		—	—	6,000	(3)	17,940
	—	—		—	—	20,000	(4)	59,800
	—	—		—	—	4,000	(5)	11,960
	—	—		—	—	2,000	(6)	5,980

Tina M. Bussone	3,391	1,609	(2)	18.30	3/1/2015	—		—
	3,125	—		16.00	10/12/2013	—		—
	6,250	—		16.00	7/31/2013	—		—
	2,500	—		3.07	12/13/2011	—		—
	703	—		3.07	9/30/2010	—		—
	—	—		—	—	20,000	(4)	59,800
	—	—		—	—	4,000	(5)	11,960
	—	—		—	—	3,000	(7)	8,970

Deanne M. Tully	—	—		—	—	6,666	(8)	19,931

(*)                                 Market value calculated based on $2.99 per share, which was the closing price of our common stock on December 31, 2009.

(1)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after seven years; 1/7th of the grant vested on August 1, 2007, and 1/84th of the grant vests monthly there after.

(2)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after seven years; 1/7th of the grant vested on March 2, 2006, and 1/84th of the grant vests monthly there after.

(3)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after three years; 1/3rd of the grant vests on March 1, 2010, March 1, 2011 and March 1, 2012.

(4)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after five years; 1/5th of the grant vests on August 1, 2009, August 1, 2010, August 1, 2011, August 1, 2012, and August 1, 2013.

(5)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after three years; 1/3rd of the grant vests on March 3, 2009, March 3, 2010 and March 3, 2011.

(6)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after three years; 1/3rd of the grant vests on August 1, 2008, August 1, 2009 and August 1, 2010.

(7)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested on January 1, 2010.

(8)                                  Subject to ongoing service requirements and any applicable acceleration provisions, becomes fully vested after three years; 1/3rd of the grant vests on June 3, 2009, June 3, 2010 and June 3, 2011.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table reflects option exercises and the vesting of stock awards for each named executive officer during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized	Number of Shares	Value Realized
	Upon Exercise	Upon Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(*)
Michael J. Jeffery	—	—	—	—
Steven R. Fife	—	—	9,000	29,700
Tina M. Bussone	—	—	7,000	22,440
Deanne M. Tully	—	—	3,334	11,469

*                                         Value realized on vesting is based on the fair market value of our Company’s common stock on the vesting date and does not necessary reflect proceeds actually received by the named executive officer.

Non-Qualified Deferred Compensation for Fiscal Year 2009

None of our executive officers had a deferral of compensation during the year ended December 31, 2009.

Employment Contracts and Change in Control Arrangements

Employment Agreements

The Senior Management Agreement with Mr. Jeffery and Change in Control Agreement with Mr. Jeffery was superseded in July 2009 by a new Employment Agreement with Mr. Jeffery, which became effective as of the date of the 2009 Annual Meeting of Stockholders.  Upon its effectiveness, the agreement provided for Mr. Jeffery to be engaged for a term of one year, to assist our board of directors and senior management, and to begin work as a paid expert in service to us.  Under the new agreement, Mr. Jeffery receives an annualized salary of $550,000 and is eligible for health and other benefits that are provided to other employees.  In the event of involuntary termination of his employment without cause, or in the event we have a change of control during the term of the new agreement, Mr. Jeffery is entitled to receive a severance payment equal to the amount of his base salary for the remaining portion of the one year term.  Subsequent to entering into the July 2009 Employment Agreement, LECG and Mr. Jeffery agreed that he would serve as our Chief Executive Officer under the same compensation terms through March 15, 2010.  Mr. Jeffrey continues to serve as a paid expert through December 22, 2010 on the terms described above.

Mr. Fife was a party to an employment letter with LECG dated August 1, 2007, which was terminable at will.  Mr. Fife’s employment with us terminated on August 15, 2010.  Severance and change in control arrangements between LECG and Mr. Fife are discussed below.

Ms. Bussone is a party to an employment letter with LECG dated July 20, 1998, which is terminable at will.  Severance and change in control arrangements between LECG and Ms. Bussone are discussed below.

Ms. Tully was a party to an employment letter with LECG dated March 18, 2008, which was terminable at will.  Ms. Tully’s employment with us terminated on June 30, 2010.  Severance and change in control arrangements between LECG and Ms. Tully are described below.

Mr. Aitken had an employment letter with LECG dated July 30, 2007.  His employment as an executive offer was terminated effective February 13, 2009.  Severance and change in control arrangements between LECG and Mr. Aitken discussed below.

Change of Control Arrangements

In November 2008, the Compensation Committee approved a new form of COC Agreement, which LECG entered into with each of Mr. Jeffery, Mr. Fife, Ms. Bussone, Mr. Aitken and Ms. Tully.  Certain of LECG’s executive officers already had provisions in their employment arrangements relating to severance payments and other benefits that would be payable to them in the event of termination of their employment with LECG in connection with a change of control, while other executive officers and the two segment heads did not previously have such arrangements.  The new form of agreement was intended to supersede any prior arrangements, and to provide substantially the same terms to each of the five executive officers and two segment heads.

Under the COC Agreements, the right to payments and benefits for an executive are triggered if the executive (1) is not offered a position with LECG in connection with the change of control, (2) is terminated from employment by LECG during the twelve months following the date of the change of control, other than a termination “for cause” or as a result of a permanent disability; (3) elects, within sixty days of the date of the change of control, not to continue in his/her position with LECG following the change of control; or (4) the executive resigns from employment with LECG for “good reason” during the twelve months following the date of the change of control.

In any of the above triggering events, the executive would be entitled to receive (a) two years base salary; (b) any guaranteed bonuses due in the year in which the change of control occurs; (c) 18 months COBRA benefits paid for by LECG; and (d) accelerated vesting of all equity grants (restricted stock, restricted stock units, stock options, etc.) then held by the executive; and any provisions for repayment to LECG of any previously paid bonuses or advances will be eliminated.

The cash payments would be made in a lump sum.  The payments and benefits would be structured to comply with Section 409A of the Internal Revenue Code, and would be reduced as necessary to avoid triggering excise taxes under Section 280G of the Internal Revenue Code.  The COC Agreement defines a “change of control” as (A) a transaction in which a controlling interest (51% or more) of the outstanding stock of LECG is acquired by a single acquirer, or group of acquirers working together, or (B) any transfer, sale or other disposition of all or substantially all of the assets of LECG.  The purpose of these provisions was to provide the executive with sufficient security so that they are not distracted from job duties, financially threatened by potential job loss, or motivated to act contrary to the best interests of LECG and its stockholders prior to, during or after a change of control.

Severance Arrangements

LECG does not presently maintain a severance plan for its executive officers.  Any severance benefit arrangements are negotiated with the particular executive officer and are dictated by the Compensation Committee’s determination that the inclusion of such severance benefits is necessary to attract and retain the executive officer’s services.  In addition, the purpose of particular severance provisions is to provide reasonable severance benefits to an executive officer who is involuntarily terminated without cause due to a reduction in force, job elimination or similar reasons.

Apart from the benefits in the event of a change in control described above, none of Mr. Fife, Ms. Bussone, or Ms. Tully have any right to severance under his or her respective employment letter.

Upon his resignation as Executive Vice President and Head of Corporate Separation, we entered into a Separation Agreement and Mutual Release with Mr. Aitken dated February 16, 2009 that provided for the following: a separation payment of $312,500 and reimbursement of the cost for continued COBRA coverage for Mr. Aitken and his qualifying dependents for a period of up to 12 months.  No changes were made to the vesting periods for stock option or restricted stock grants.  Mr. Aitken entered into an exclusive Affiliate Agreement with LECG before March 1, 2009 and remained an exclusive Affiliate for six months.

The treatment of LECG’s retirement and equity compensation programs upon termination of employment or a change of control are discussed above in the section entitled “Change of Control Arrangements.”

Potential Termination Payments

The following table quantifies the amounts that each executive officer with a severance arrangement would have been entitled to receive following certain types of termination events or a change of control.  Each column in the following table is described in the above discussion and amounts shown are approximate and reflect certain assumptions that we have made in accordance with the SEC’s rules.  These assumptions are that termination of employment or change of control occurred on December 31, 2009 (the last day of our 2009 fiscal year) and the value of a share of our stock on that day was $2.99, the closing share price of our common stock on December 31, 2009.

In addition, in accordance with the SEC’s rules, the following table does not include payments and benefits that are not enhanced by the termination of employment or change of control.  Payments and benefits not appearing in the table include: benefits accrued under LECG’s 401(k) plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to LECG’s salaried employees; amounts accumulated under the non-qualified deferred compensation plan; options and restricted stock grants that have vested and become exercisable prior to employment termination or change of control.  The following table does not include columns for voluntary termination, retirement, death or disability, as we are not obligated to pay any amounts over and above vested benefits in any of these termination scenarios.

			Termination Without
			Cause or Resignation
			With Good Reason
			Within 12 Months
			After Change of
			Control, or Resignation
	Termination	Change	Within 60 Days After
	Without Cause	In Control	Change of Control
Name	($)	($)	($)
Michael J. Jeffery	550,000	550,000	—
Steven R. Fife	—	—	900,000
Tina M. Bussone	—	—	750,000
Deanne M. Tully	—	—	600,000

AUDIT COMMITTEE REPORT

LECG has a standing Audit Committee, established by its board of directors for the purpose of engaging LECG’s independent registered public accountants, overseeing LECG’s accounting and financial disclosure and reporting processes, the quality of management over LECG’s accounting and finance organizations, LECG’s internal control over financial reporting and audits of LECG’s annual financial statements, and internal control over financial reporting.

The Audit Committee selects and engages, and monitors the activities and performance of our independent registered public accounting firm (J.H. Cohn LLP in 2010 and previously Deloitte & Touche LLP), including the audit scope, audit fees, auditor independence matters and approval in advance of the extent to which the independent registered public accounting firm may be retained to perform non-audit services.  LECG’s independent registered public accounting firm has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board for independent accountant communications with the Audit Committees with respect to the auditor’s independence and the Audit Committee has discussed with the independent audit firm and management that firm’s independence from us.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management.  In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as may be amended or supplemented.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the board of directors that the financial statements be included in our Annual Report on Form 10-K for 2009, for filing with the SEC.

Respectfully submitted by:
Alison Davis, Chair
Garrett F. Bouton
Michael E. Dunn
Ruth M. Richardson

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP

The Audit Committee of our board of directors has selected J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  The selection occurred effective October 7, 2010, replacing Deloitte & Touche LLP, who were dismissed by our Audit Committee as LECG’s independent registered public accounting firm as of the same date.  The decision to engage J.H. Cohn LLP, and to dismiss Deloitte & Touche LLP, was made by the Audit Committee in connection with LECG’s review of our operations following our business combination with Smart in March 2010.

Before engaging J.H. Cohn LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors.  This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants.  The Audit Committee expressed its satisfaction with J.H. Cohn LLP in all of these respects.

Although ratification by stockholders is not required by law, the board of directors has determined that it is desirable to request ratification of this appointment by the stockholders.  Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of LECG and its stockholders.  If the stockholders do not ratify the appointment of J.H. Cohn LLP, the Audit Committee may reconsider its appointment.  The board of directors expects that representatives of J.H. Cohn LLP will be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

LECG filed with the Securities and Exchange Commission a Current Report on Form 8-K on October 12, 2010 to report the engagement of J.H. Cohn LLP and the dismissal of Deloitte & Touche LLP.

Deloitte & Touche LLP’s audit reports on our financial statements for the two most recent fiscal years, ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through the date of this proxy statement:

•                  There was no disagreement between LECG and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreement in connection with their report on the financial statements for such periods.

•                  None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred.

A copy of the letter from Deloitte & Touche LLP addressed to the Securities and Exchange Commission, dated October 12, 2010, stating whether or not it agrees with the foregoing statements was attached as Exhibit 16.1 to Current Report on Form 8-K filed by LECG with the Securities and Exchange Commission on October 12, 2010.

We did not consult with J.H. Cohn LLP regarding any of the matters or events described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Billed By Deloitte & Touche LLP During Fiscal Years 2009 and 2008

The following table presents the amounts billed to LECG for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2009 and 2008.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process:

	2009	2008
	(in thousands)
Audit Fees (1)	$980	$1,257
Audit-Related Fees (2)	52	—
Tax Fees (3)
Tax Compliance	169	154
Tax Advice	79	129
All Other Fees (4)	—	—
Total Fees	$1,280	$1,540

(1)                                  Audit fees include fees for services performed for the audit of our annual consolidated financial statements, review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to Sarbanes-Oxley compliance.

(2)                                  Audit-related fees consist primarily of fees for services performed in connection with acquisitions.

(3)                                  Fees related to tax compliance are primarily for federal and state filing requirements.  Fees for tax advice consisted of assistance with matters related to certain foreign and domestic tax issues and/or in connection with acquisitions.

(4)                                  There were no other services performed by Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval.  In the event that the scope of the work requires a change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval.  Requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis.  The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit, audit-related and non-audit related services to be performed by LECG’s independent registered public accounting firm and associated fees on an as-needed basis.  Any such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “AGAINST” the ratification of J.H. Cohn LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends that stockholders vote “FOR” the ratification of J.H. Cohn LLP as LECG’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR 2011 ANNUAL MEETING

Stockholders may present proposals for action at our future meetings, and may request that such proposals be included in the proxy materials we deliver to our stockholders for a future meeting, only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.  If we hold our 2011 Annual Meeting within 30 days of December 2, 2011, then stockholder proposals that are intended to be included in our proxy statement and form of proxy relating to that meeting must be received by us no later than June 24, 2011 to be considered for inclusion, under rules set forth in the Exchange Act.  However, we expect that we will advance the date for holding our 2011 Annual Meeting, so that it is held more than 30 calendar days before December 2 in 2011.  If we advance the scheduled date for our 2011 Annual Meeting by more than 30 calendar days, then stockholder proposals that are intended to be included in our proxy statement and form of proxy relating to that meeting must be presented to us a reasonable time before we begin to print and deliver our proxy materials.  If we advance the date for our 2011 Annual Meeting of Stockholders, we will provide notice of the date we set for that meeting through disclosure under Item 5 in the earliest Quarterly Report on Form 10-Q that we file with the SEC after we determine the date for the meeting (or in a Current Report on Form 8-K, if the notice would otherwise not be timely).

If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders that is not to be included in our proxy statement and form of proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in LECG’s bylaws no later than ninety days before the date of the meeting.  LECG’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice.  A copy of the relevant bylaw provision is available upon written request to LECG Corporation, 80 Lancaster Avenue, Devon, Pennsylvania  19333, Attention: Corporate Secretary.  You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.lecg.com.

Please see “Corporate Governance” for a description of the requirements for submitting a candidate for nomination as a director at our 2011 Annual Meeting.

ANNUAL REPORT

A copy of our annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2009 accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial stockholders or stockholders of record upon request to LECG Corporation, 80 Lancaster Avenue, Devon, Pennsylvania  19333, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the LECG shares may deliver only one copy of this proxy statement, LECG’s annual report on Form 10-K and/or the Notice of Internet Availability of Proxy Materials to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders.  LECG will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered.  A stockholder who wishes to receive a separate copy of the proxy statement and annual report on Form 10-K, now or in the future, should submit their request to LECG by phoning (610) 254-0700 or by submitting a written request to LECG Corporation, 80 Lancaster Avenue, Devon, Pennsylvania  19333, Attention: Corporate Secretary.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting.  If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by telephone or through the internet web site, or if you have requested a hard copy of the proxy materials, by marking, signing and dating your proxy card and returning it without delay in the postage-paid envelope provided.  The shares represented by each proxy that is signed and returned or submitted by telephone or via the internet web site will be voted in accordance with your directions.

We know of no other matters to be submitted to the 2010 Annual Meeting.  If any other matters properly come before the 2010 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date LECG CORPORATION M27752-P01811 LECG CORPORATION 80 LANCASTER AVENUE DEVON, PA 19333 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 Vote on Directors 1. To elect five (5) directors to hold office until the earliest of LECG's 2011 annual meeting of stockholders, his or her removal, or his or her resignation: Nominees: Vote on Proposal VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the appointment of J.H. Cohn LLP as LECG's independent registered public accounting firm for 2010. Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Alison Davis 02) Ruth M. Richardson 03) Michael E. Dunn 04) Christopher S. Gaffney 05) Steve M. Samek 0 0 Yes No Please indicate if you plan to attend this meeting. 0 0 0

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) LECG CORPORATION Proxy for the 2010 Annual Meeting of Stockholders To be held on December 2, 2010 Solicited by the Board of Directors The undersigned hereby appoints Yuri Rozenfeld and Steve M. Samek, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in LECG Corporation, a Delaware corporation (“LECG”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of LECG to be held December 2, 2010, at 2 p.m. local time at LECG’s corporate offices located at 80 Lancaster Avenue, Devon, Pennsylvania 19333, and at any adjournment or postponement thereof (1) as hereinafter specified upon the election of directors and upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of LECG dated October 22, 2010, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. CONTINUED AND TO BE SIGNED ON REVERSE SIDE M27753-P01811 SEE REVERSE SIDE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT THE STOCK MAY BE REPRESENTED AT THE MEETING.